EXHIBIT 99.1
News

Georgia-Pacific Corporation 133 Peachtree Street, N.E. Atlanta, Georgia 30303

Release No. C-1861
Contacts: Media - Greg Guest (404) 652-4739 Robin Keegan (404) 652-4713 Investors - Meg Nollen (404) 652-4720 Richard Perkins (404) 652-4721

Date: Dec. 11, 2003
GEORGIA-PACIFIC CLOSES $500 MILLION SENIOR NOTES OFFERING

ATLANTA -- Georgia-Pacific Corp. (NYSE: GP) today announced it has closed its senior notes offering consisting of $500 million of 8 percent, 20-year senior notes due 2024, at par.

Georgia-Pacific intends to use the net proceeds from this offering to repay outstanding debt.

          The senior notes were offered in an unregistered offering pursuant to Rule 144A and Regulation S under the Securities Act of 1933. The senior notes will not be registered under the Securities Act of 1933 or the securities laws of any state, and may not be offered or sold in the United States or outside the United States absent registration or an applicable exemption from the registration requirements under the Securities Act and any applicable state securities laws.

          This news release does not constitute an offer to sell or the solicitation of an offer to buy any security and shall not constitute an offer, solicitation or sale in any jurisdiction in which such offering would be unlawful.

          This news release contains forward-looking statements concerning Georgia-Pacific's use of the net proceeds from the offering. Such forward-looking statements are subject to risks and uncertainties that could cause the actual use of such net proceeds to differ materially from those expressed or implied by such forward-looking statements.

          Headquartered at Atlanta, Georgia-Pacific is one of the world's leading manufacturers of tissue, packaging, paper, building products, pulp and related chemicals. With 2002 annual sales of more than $23 billion, the company employs approximately 61,000 people at 400 locations in North America and Europe. Its familiar consumer tissue brands include Quilted Northern®, Angel Soft®, Brawny®, Sparkle®, Soft 'n Gentle®, Mardi Gras®, So-Dri®, Green Forest® and Vanity Fair®, as well as the Dixie® brand of disposable cups, plates and cutlery. Georgia-Pacific's building products business has long been among the nation's leading suppliers of building products to lumber and building materials dealers and large do-it-yourself warehouse retailers. For more information, visit www.gp.com.

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